Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:

Jeffrey S. Beyersdorfer	Gary Hanson
(602) 286-1530	(602) 286-1777

Michelle Clemente
(602) 286-1530

WESTERN REFINING CLOSES SALE OF LOGISTICS ASSETS

TO WESTERN REFINING LOGISTICS

EL PASO, Texas, September 15, 2016 —Western Refining, Inc. (NYSE:WNR) announced that it has closed the previously announced sale of certain terminalling, storage and other logistics assets from St. Paul Park Refining Co. LLC (“SPPR”), a wholly-owned subsidiary of Northern Tier Energy LLC and indirect wholly-owned subsidiary of WNR to Western Refining Logistics, LP (NYSE:WNRL). The purchase price paid by WNRL to SPPR consisted of $195 million in cash and $15 million of WNRL common units.

The logistics assets sold to WNRL included approximately four million barrels of refined product and crude oil storage tanks, a light products terminal, a heavy products loading rack, certain rail and barge facilities, certain other related logistics assets, and two crude oil pipeline segments and one pipeline segment not currently in service, each of which is approximately 2.5 miles and extends from SPPR’s refinery in St. Paul Park, Minnesota to SPPR’s tank farm in Cottage Grove, Minnesota.

In connection with the closing, SPPR and a subsidiary of WNRL entered into a 10-year terminalling, transportation and storage services agreement (the “Terminalling Agreement”), which contains certain minimum volume commitments by SPPR. Pursuant to the Terminalling Agreement, a subsidiary of WNRL has agreed to provide product storage services, product throughput services, and product additive and blending services at or near SPPR’s refinery located in St. Paul Park, Minnesota.

About Western Refining

Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. The refining segment operates refineries in El Paso, Texas, Gallup, New Mexico and St. Paul Park, Minnesota. The Company’s retail operations include retail service stations and convenience stores in Arizona, Colorado, Minnesota, New Mexico, Texas and Wisconsin, operating primarily through the Giant, Howdy’s and SuperAmerica brands.

Western Refining, Inc. also owns the general partner and approximately 54% of the limited partnership interest in Western Refining Logistics, LP (NYSE:WNRL).

More information about Western Refining is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements

This press release may contain forward-looking statements, certain of which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995. The forward-looking statements reflect WNR’s current expectations regarding future events, results or outcomes. These statements are subject to the general risks inherent in WNR’s businesses and their expectations may or may not be realized. Some expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, WNR’s businesses and operations involve numerous risks and uncertainties, many of which are beyond WNR’s control, which could materially affect WNR’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting WNR’s business is contained in each of their respective filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made. Except as required by law, WNR does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

2